Exhibit 99.1

Horizon Pharma Announces First Quarter 2013 Financial Results and Provides Business Update

Conference Call and Webcast Today, May 10th, at 8:00 a.m. ET

DEERFIELD, IL. – May 10, 2013 – Horizon Pharma, Inc. (NASDAQ: HZNP) today provided an update on the Company’s business and announced financial results for the first quarter ended March 31, 2013.

Financial Results

•

Gross and net sales for the first quarter of 2013 were $10.7 million and $9.2 million, respectively, increases of 70% and 73%, respectively, versus the fourth quarter of 2012, excluding the benefit of a one-time change in the timing of DUEXIS revenue recognition in the fourth quarter of 2012.

•	Net loss for the first quarter of 2013 was $22.2 million, or $0.36 per share, on a U.S. GAAP basis, and $18.7 million, or $0.30 per share, on a non-U.S. GAAP basis.

•	The Company had cash and cash equivalents at March 31, 2013 of $81.1 million.

DUEXIS® Highlights

•

Gross and net sales of DUEXIS in the first quarter of 2013 were $6.7 million and $5.3 million, respectively, increases of 29% and 18%, respectively, versus the fourth quarter of 2012, excluding the benefit of a one-time change in the timing of DUEXIS revenue recognition in the fourth quarter of 2012.

•

DUEXIS gross sales, recorded in accordance with U.S. GAAP, in January, February and March of 2013 were $1.5 million, $1.9 million, and $3.3 million, respectively, with March sales partially reflecting the benefit of the price increase on March 15, 2013.

•

According to monthly data from Source Healthcare Analytics (SHA), total prescriptions were 45,879 for the first quarter of 2013, compared to 39,060 total prescriptions for the fourth quarter of 2012, an increase of 17%. According to data from SHA, total prescription dollar value, which reflects the dollar value of prescriptions at the time they are reported and is not a U.S. GAAP measure, was $8.5 million for the first quarter of 2013 compared to $4.9 million for the fourth quarter of 2012, a 73% increase. The Company provides SHA total prescription dollar value only for trend purposes and it is not reflective of what the Company would or will record as sales on a U.S. GAAP basis, which is based on product sold to its wholesale distributors.

•

According to weekly data from SHA, total prescription dollar value for the four week period ended April 26, 2013, was $6.0 million, compared to total prescription dollar value of $4.2 million for the four week period ended March 29, 2013, an increase of 43%. The Company provides total prescription dollar value only for trend purposes and it is not reflective of what the Company would or will record as sales on a U.S. GAAP basis, which is based on product sold to its wholesale distributors.

•	In March 2013 the Company announced that the United Kingdom Medicines and Healthcare products Regulatory Agency granted a National Marketing Authorization (MA) for DUEXIS in the UK.

RAYOS® / LODOTRA® Highlights

•	The Company initiated the full commercial launch of RAYOS in the U.S. to rheumatologists and key primary care physicians through its 150-person sales force in late January 2013.

•	RAYOS gross and net sales in the first quarter of 2013 were approximately $0.4 million each.

•	Through March 2013, there have been 371 cumulative prescribers of RAYOS who wrote 1,243 total prescriptions in the first quarter.

•	LODOTRA (known as RAYOS in the U.S.) was approved for marketing in five additional countries in April 2013 bringing total approvals to 25 countries outside the U.S.

“We had a solid first quarter,” said Timothy P. Walbert, chairman, president and chief executive officer, Horizon Pharma. “We continued to drive DUEXIS prescription and revenue growth, launched RAYOS and finished the quarter with a strong cash balance. Looking ahead, we believe our key products — DUEXIS and RAYOS — have strong momentum. We are off to a robust start in the second quarter with significant acceleration in DUEXIS revenue as a result of increasing the value captured per prescription in March of this year.”

First Quarter 2013 Financial Results

For the first quarter ended March 31, 2013, gross and net sales were $10.7 million and $9.2 million, respectively, compared to gross and net sales of $2.9 million and $2.5 million, respectively, for the first quarter of 2012. DUEXIS gross sales were $6.7 million and net sales were $5.3 million after deducting trade discounts and allowances of $0.6 million and co-pay assistance costs of $0.8 million, compared to gross and net sales of $1.1 million and $0.9 million, respectively, during the first quarter of 2012. The increase in DUEXIS sales was primarily due to increased product shipments as a result of the Company’s expanded sales force compared to the first quarter of 2012, as well as product price increases. DUEXIS represented 63% of gross sales and 58% of net sales during the quarter ended March 31, 2013.

RAYOS gross sales and net sales for the first quarter of 2013 were approximately $0.4 million each. LODOTRA gross and net sales in the first quarter of 2013 were $3.6 million and $3.5 million, respectively, compared to gross and net sales of $1.8 million and $1.6 million, respectively, in the first quarter of 2012. The $1.8 million increase in LODOTRA gross sales during the first quarter of 2013 was primarily attributable to higher product shipments and the recognition of deferred revenues from the Company’s European distribution partner, Mundipharma, compared to the prior year period.

Net loss for the quarter ended March 31, 2013, was $22.2 million, or $0.36 per share based on 61,939,822 weighted average shares outstanding, compared to a net loss of $23.7 million, or $0.98 per share based on 24,116,490 weighted average shares outstanding, for the quarter ended March 31, 2012.

Non-GAAP net loss for the quarter ended March 31, 2013, was $18.7 million, or $0.30 per share, compared to a non-GAAP net loss of $20.5 million, or $0.85 per share, for the first quarter of 2012. Horizon provides non-GAAP financial measures, which it believes can enhance an overall understanding of its financial performance when considered together with GAAP figures. Refer to the section of this press release below entitled “Note Regarding Use of Non-GAAP Financial Measures” for a full discussion on this subject. The Company had cash and cash equivalents of $81.1 million at March 31, 2013.

Research and development expenses decreased $1.9 million, from $4.1 million during the three months ended March 31, 2012, to $2.2 million during the three months ended March 31, 2013. The decrease in research and development expenses during the first quarter of 2013 was primarily associated with the classification of $1.4 million in medical affairs expenses to selling and marketing expenses in addition to a $0.6 million reduction in consulting expenses. During the first quarter of 2013, in connection with the full commercial launch of RAYOS, the Company began to classify its medical affairs expenses, which consist of expenses related to scientific publications, health outcomes, biostatistics, medical education and information and medical communications as selling and marketing expenses in accordance with U.S. GAAP. Prior to the full commercial launch of RAYOS in late January 2013, these medical affairs expenses were classified as part of research and development.

Sales and marketing expenses increased $5.1 million, from $11.0 million during the three months ended March 31, 2012, to $16.1 million during the three months ended March 31, 2013. The increase was primarily attributable to $4.0 million in salaries and benefits expenses due to the increase in staffing of the Company’s field sales force, the classification of $1.4 million of medical affairs expenses to selling and marketing expenses during the first quarter of 2013, and a $0.2 million increase in consulting expenses, which were partially offset by a $0.5 million decrease in launch-related marketing and commercialization expenses.

General and administrative expenses during the three months ended March 31, 2013 were $5.2 million and remained unchanged compared to the comparable prior year quarter. Increases in facilities costs of $0.1 million and $0.2 million in legal fees associated with intellectual property related matters during the first quarter of 2013 were primarily offset by a $0.3 million reduction in audit fees compared to the prior year.

Interest expense decreased $0.9 million, from $4.5 million during the three months ended March 31, 2012 to $3.6 million during the three months ended March 31, 2013. The decrease in interest expense was primarily attributable to the absence in the current year quarter of debt extinguishment costs on prior debt facilities, partially offset by higher borrowing balances in the current year. In February 2012, the Company incurred approximately $2.5 million in pre-payment and end of loan payments associated with the extinguishment of prior debt facilities.

Income tax benefit increased $0.7 million, from $0.2 million during the three months ended March 31, 2012 to $0.9 million during the three months ended March 31, 2013. The increase in income tax benefit during the first quarter of 2013 was primarily due to a reduction in the Company’s deferred tax valuation allowance resulting from a determination that a portion of deferred tax assets associated with deferred revenues from milestone payments would be realized in future years.

Note Regarding Use of Non-GAAP Financial Measures

Horizon provides non-GAAP net income (loss) and net income (loss) per share financial measures that include adjustments to GAAP figures. These adjustments to GAAP exclude non-cash items such as stock compensation and depreciation and amortization, non-cash interest expense, and other non-cash charges. Horizon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Horizon’s financial performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. In addition, these non-GAAP financial measures are among the indicators Horizon’s management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies. Please refer to the financial statements portion of this press release for a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

Conference Call

At 8:00am Eastern Time today, Horizon’s management will host a live conference call and webcast to review the Company’s financial and operating results and provide a general business update.

The live webcast and a replay may be accessed by visiting Horizon’s website at http://ir.horizon-pharma.com. Please connect to the Company’s website at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-888-338-8373 (U.S.) or 973-872-3000 (international) to listen to the conference call. The conference ID number for the live call is 35984880. Telephone replay will be available approximately two hours after the call. To access the replay, please call 1-855-859-2056 (U.S.) or 404-537-3406 (international). The conference ID number for the replay is 35984880.

About Horizon Pharma

Horizon Pharma, Inc. is a specialty pharmaceutical company that has developed and is commercializing DUEXIS and RAYOS/LODOTRA, both of which target unmet therapeutic needs in arthritis, pain and inflammatory diseases. The Company’s strategy is to develop, acquire, in-license and/or co-promote additional innovative medicines where it can execute a targeted commercial strategy in specific therapeutic areas while taking advantage of its commercial strengths and the infrastructure the Company has put in place. For more information, please visit www.horizonpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the on-going commercial launches of DUEXIS and RAYOS, trends with respect to total prescription dollar value of DUEXIS, the momentum for DUEXIS and RAYOS, and the effect in the second quarter of acceleration in DUEXIS revenue as a result of increasing the value captured per prescription in March of this year. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to risks regarding Horizon’s ability to commercialize products successfully, whether commercial data regarding DUEXIS and RAYOS in the United States for any historic periods are indicative of future results, the impact of pricing decisions on product revenues, Horizon’s ability to successfully manage contract sales and marketing personnel, Horizon’s ability to comply with post-approval regulatory requirements and the need to potentially obtain additional financing to successfully commercialize or further develop DUEXIS and RAYOS/LODOTRA. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of
	March 31, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$81,076	$104,087
Restricted cash	800	800
Accounts receivable, net	7,650	3,463
Inventories, net	4,367	5,245
Prepaid expenses and other current assets	2,918	3,323

Total current assets	96,811	116,918

Property and equipment, net	3,668	3,725
Developed technology, net	65,208	68,892
Other assets	4,173	4,449

Total assets	$169,860	$193,984

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,942	$5,986
Accrued expenses	15,019	16,784
Deferred revenues - current portion	2,087	2,230
Notes payable - current portion	15,913	11,935

Total current liabilities	37,961	36,935

Long-term liabilities
Notes payable, net of debt discount	34,403	36,866
Deferred revenues, net of current	9,731	9,554
Deferred tax liabilities, net	3,437	4,408
Other long term liabilities	238	243

Total liabilities	85,770	88,006

Commitments and Contingencies

Stockholders’ equity
Common stock, $0.0001 par value per share; 200,000,000 shares authorized; 61,947,247 and 61,722,247 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively.	6	6
Additional paid-in capital	418,535	417,455
Accumulated other comprehensive loss	(4,169)	(3,372)
Accumulated deficit	(330,282)	(308,111)

Total stockholders’ equity	84,090	105,978

Total liabilities and stockholders’ equity	$169,860	$193,984

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2013	2012
	(Unaudited)
Revenues
Sales of goods	$10,630	$2,854
Contract revenue	68	53

Gross sales	10,698	2,907
Sales discounts and allowances	(1,527)	(384)

Net sales	9,171	2,523

Cost of goods sold	4,247	2,067

Gross profit	4,924	456
Operating Expenses
Research and development	2,198	4,069
Sales and marketing	16,070	10,972
General and administrative	5,200	5,203

Total operating expenses	23,468	20,244

Operating loss	(18,544)	(19,788)

Interest expense, net	(3,603)	(4,551)
Foreign exchange (loss) gain	(905)	501
Other expense	—	(52)

Loss before benefit for income taxes	(23,052)	(23,890)
Income tax benefit	(881)	(164)

Net loss	$(22,171)	$(23,726)

Net loss per share- basic and diluted	$(0.36)	$(0.98)

Weighted average shares outstanding used in calculating net loss per share - basic and diluted	61,939,822	24,116,490

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
GAAP Net Loss	$(22,171)	$(23,726)
Non-GAAP Adjustments (net of tax effect):
Amortization of developed technology	1,324	713
Stock-based compensation	1,079	1,759
Non-cash interest expense	910	593
Depreciation expense	259	184
Amortization of deferred revenue	(68)	(53)

Total of non-GAAP adjustments	3,504	3,195

Non-GAAP Net Loss	$(18,667)	$(20,531)

Weighted average shares - basic and diluted	61,939,822	24,116,490

GAAP net loss per common share-basic and diluted	$(0.36)	$(0.98)
Non-GAAP adjustments detailed above	0.06	0.13

Non-GAAP net loss per common share-basic and diluted	$(0.30)	$(0.85)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
Cash flows from operating activities
Net loss	$(22,171)	$(23,726)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,922	1,076
Stock-based compensation	1,079	1,759
Non-cash interest expense	910	593
Paid in kind interest expense	783	—
Loss on disposal of asset	—	65
Foreign exchange (loss) gain	905	(501)
Changes in operating assets and liabilities:
Accounts receivable	(4,300)	1,595
Inventories	866	(1,243)
Prepaid expenses and other current assets	379	(1,582)
Accounts payable	(1,026)	560
Accrued expenses	(1,682)	45
Deferred revenues	349	746
Deferred tax liabilities	(864)	(177)
Other non-current assets and liabilities	81	—

Net cash used in operating activities	(22,769)	(20,790)

Cash flows from investing activities
Purchase of property and equipment	(225)	(133)

Net cash used in investing activities	(225)	(133)

Cash flows from financing activities
Proceeds from issuance of notes payable, net of issuance costs	—	55,578
Proceeds from private equity offering, net of issuance costs	—	47,581
Repayment of notes payable	—	(19,814)

Net cash provided by financing activities	—	83,345

Effect of foreign exchange rate changes on cash and cash equivalents	(17)	(37)
Net (decrease) increase in cash and cash equivalents	(23,011)	62,385
Cash and cash equivalents
Beginning of period	104,087	17,966

End of period	$81,076	$80,351

Contacts

Robert J. De Vaere

Executive Vice President and Chief Financial Officer

investor-relations@horizonpharma.com

Investors

Kathy Galante

Burns McClellan, Inc.

212-213-0006

kgalante@burnsmc.com